Exhibit 99.1

Watsco Sets New Records for Earnings Per Share,

Operating Margins and Sales During 2014

MIAMI, FLORIDA – (BUSINESS WIRE), February 12, 2015 – Watsco, Inc. (NYSE: WSO) today reported record results for the fourth quarter and for the year ended December 31, 2014.

Fourth Quarter Results

Key performance metrics:

•	38% jump in earnings per share to a record 69 cents
•	30% increase in operating income to a record $52 million
•	100 basis-point expansion in operating margins to a record 5.9%
•	40 basis-point improvement in gross profit margin
•	60 basis-point reduction in SG&A as a percentage of sales to a record low
•	6% sales growth to a record $877 million

Sales trends:

•	8% growth in HVAC equipment (65% of sales)
•	2% increase in other HVAC products (30% of sales)
•	8% increase in commercial refrigeration products (5% of sales)

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco delivered another solid quarter of earnings growth from higher sales, improved selling margins and effective leveraging of operating costs, resulting in record operating margins. We saw continued strength in sales of residential HVAC systems from strong unit demand and an improved mix of higher-efficiency systems. Overall, our results represent a great finish to another excellent year.”

It is important to note that the fourth quarter of each calendar year is highly seasonal due to the nature and timing of the replacement market for air conditioning systems, which is strongest in the second and third quarters. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by this seasonality.

Full Year Results

Key performance metrics:

•	17% increase in earnings per share to a record $4.32
•	13% improvement in operating profit to a record $306 million
•	60 basis-point expansion in operating margins to a record 7.8%
•	20 basis-point improvement in gross profit margin
•	30 basis-point reduction in SG&A as a percentage of sales to a record low
•	5% sales growth to a record $3.94 billion

Sales trends:

•	7% increase in HVAC equipment (64% of sales)
•	9% growth in U.S. residential equipment

•	2% increase in other HVAC products (31% of sales)
•	7% increase in commercial refrigeration products (5% of sales)

Mr. Nahmad added: “2014 was another great year, which we believe highlights the stability and consistency of our company. This performance includes substantial investments made during 2014 to enable future growth. We added 200 employees with an emphasis on sales and market development, deployed innovative new technologies to enhance our customer-experience, expanded the Watsco network to add density to local markets and launched new products to grow and develop market share for our supplier partners.”

Results reflect a 10% greater ownership interest in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009. Effective July 1, 2014, the Company increased its ownership interest in Carrier Enterprise LLC to 80% for cash consideration of $88 million.

Dividends

Watsco has paid dividends to shareholders for 40 consecutive years. The Company’s philosophy is to share increasing amounts of cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build its distribution network. For the year ended December 31, 2014, dividend payments increased 75% to $70 million. On January 6, 2015, Watsco announced a 17% increase in its dividend to an annual rate of $2.80 per share.

Conference Call Information

Date: February 12, 2015

Time: 10:00 a.m. (ET)

Webcast: http://investors.watsco.com

Dial-in number: United States (866) 652-5200 / International (412) 317-6060.

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from more than 570 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that the estimated marketplace in the Americas for HVAC/R products is approximately $35 billion. Additional information about Watsco may be found at http://www.watsco.com.

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonal nature of sales of Watsco’s products, the ability of the Company to expand its business, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues	$876,787	$827,352	$3,944,540	$3,743,330
Cost of sales	662,492	628,822	2,988,138	2,844,077

Gross profit	214,295	198,530	956,402	899,253
Gross profit margin	24.4%	24.0%	24.2%	24.0%

SG&A expenses	162,319	158,415	650,655	628,044

Operating income	51,976	40,115	305,747	271,209
Operating margin	5.9%	4.9%	7.8%	7.2%

Interest expense, net	1,416	1,179	5,206	5,830
Income before income taxes	50,560	38,936	300,541	265,379
Income taxes	15,777	11,006	91,839	77,660

Net income	34,783	27,930	208,702	187,719
Less: net income attributable to noncontrolling interest	10,711	10,609	57,315	59,996

Net income attributable to Watsco, Inc.	$24,072	$17,321	$151,387	$127,723

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$24,072	$17,321	$151,387	$127,723
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,818	1,239	11,435	9,053

Earnings allocated to Watsco, Inc. shareholders	$22,254	$16,082	$139,952	$118,670

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,399,764	32,292,276	32,358,854	32,258,068

Diluted earnings per share for Common and Class B common stock	$0.69	$0.50	$4.32	$3.68

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2014	2013
Cash and cash equivalents	$24,447	$19,478
Accounts receivable, net	434,234	399,565
Inventories	677,990	583,154
Other	20,664	18,905

Total current assets	1,157,335	1,021,102
Property and equipment, net	53,480	45,418
Goodwill, intangibles, net and other	580,252	603,011

Total assets	$1,791,067	$1,669,531

Accounts payable and accrued expenses	$286,853	$243,399
Current portion of long-term obligations	169	107

Total current liabilities	287,022	243,506
Borrowings under revolving credit agreement	303,199	230,044
Deferred income taxes and other liabilities	68,807	68,589

Total liabilities	659,028	542,139

Watsco’s shareholders’ equity	883,960	840,396
Noncontrolling interest	248,079	286,996

Shareholders’ equity	1,132,039	1,127,392

Total liabilities and shareholders’ equity	$1,791,067	$1,669,531

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Year Ended December 31,
	2014	2013
Cash flow from operating activities:
Net income	$208,702	$187,719
Non-cash items	30,937	37,245
Changes in working capital	(94,659)	(74,695)

Net cash provided by operating activities	144,980	150,269

Cash flow from investing activities:

Capital expenditures, net	(19,124)	(14,257)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(69,870)	(39,836)
Net proceeds under revolving credit agreement	74,729	(83,559)
Purchase of additional ownership from noncontrolling interest	(87,735)	—
Distributions to noncontrolling interest	(43,258)	(69,494)
Other	5,927	3,840

Net cash used in by financing activities	(120,207)	(189,049)

Effect of foreign exchange rate changes on cash and cash equivalents	(680)	(1,255)

Net increase (decrease) in cash and cash equivalents	4,969	(54,292)
Cash and cash equivalents at beginning of period	19,478	73,770

Cash and cash equivalents at end of period	$24,447	$19,478

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